SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to
Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 23, 2002

IRON AGE CORPORATION (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-57011 (Commission File Number)	25-1376723 (I.R.S. Employer Identification Number)

Robinson Plaza Three
Suite 400
Pittsburgh, Pennsylvania 15205

(Address, of principal executive offices, including zip code)

(412) 787-4100

(Registrant’s Telephone number including area code)

Item 5. OTHER EVENTS

     On September 23, 2002, Iron Age Corporation (the “Company”), Iron Age Holdings Corporation (“Holdings”) and Falcon Shoe Mfg. Co., one of the Company’s wholly-owned subsidiaries, entered into a Loan and Security Agreement with a financial institution and another lender for a new five-year secured credit facility in an aggregate amount of up to $50.0 million (the “New Credit Facility”), consisting of a revolving credit facility of up to $38 million, including a $2 million letter of credit subfacility and two term loans: Term Loan A of up to an aggregate of $1 million and Term Loan B of up to an aggregate of $3 million. In addition, the New Credit Facility includes a third term loan, Term Loan C, of up to an aggregate of $12 million. On September 23, 2002, approximately $27.6 million of the proceeds from the revolving credit facility and term loans were used to fully repay the Company’s obligations under its existing syndicated senior secured bank credit facility.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON AGE CORPORATION

By:	/s/Bart R. Huchel
	Name: Title:	Bart R. Huchel Vice President – Finance Chief Financial Officer and Treasurer

Date: September 27, 2002

EXHIBIT INDEX

10.1	Loan and Security Agreement, dated as of September 23, 2002.

10.2	Mortgage, Assignment of Leases and Rents Security Agreement, dated as of September 23, 2002.

10.3	Holdings and Subsidiary Guaranty, dated as of September 23, 2002.

10.4	Guarantor Security Agreement, dated as of September 23, 2002.

10.5	Pledge and Security Agreement, dated as of September 23, 2002.

10.6	Patent Security Agreement, dated as of September 23, 2002.

10.7	Trademark Security Agreement, dated as of September 23, 2002.

10.8	Canadian Guarantee Agreement, dated as of September 23, 2002.

10.9	Canadian Security Agreement, dated as of September 23, 2002.

10.10	Letter Agreement, dated September 23, 2002

10.11	Contribution Agreement, dated as of September 23, 2002.

10.12	Intercompany Subordination Agreement, dated as of September 23, 2002.

10.13	Payoff Letter for Banque Nationale de Paris Credit Agreement, dated as of September 23, 2002.